RETURN TO TREASURY AGREEMENT

THIS AGREEMENT is made as of the 14th day of December, 2005

BETWEEN:

            IPEX, INC., a corporation formed pursuant to the laws of the State of Nevada and having an office for business located at 9255 Towne Centre Drive, San Diego, CA 92121

            (the "Company")

AND:

            WOLFGANG GRABHER, an individual having an address located at 7932 Prospect Place, La Jolla, CA 92037

            (the "Shareholder").

WHEREAS:

A. The Shareholder is the registered and beneficial owner of 18,855,900 shares of the Company's common stock.

B. The Shareholder has previously agreed to transfer 500,000 shares of the Company's common stock to Patient Safety Technologies, Inc., a Delaware corporation.

C. The Shareholder was previously an officer and member of the Board of Directors of the Company.

D. The Company and the Shareholder intend for the Shareholder to return certain of his shares of Company common stock to the treasury of the Company.

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the premises and sum of $1.00 now paid by the Company to the Shareholder, the receipt and sufficiency whereof is hereby acknowledged, the parties hereto hereby agree as follows:

Surrender of Shares

1. The Shareholder hereby surrenders to the Company 14,855,900 shares of the Company's common stock (the "Surrendered Shares"), which includes 1,936,728 shares of the Company's common stock currently held in escrow pursuant to the RGB Escrow Agreement (defined in Section 11 of this Agreement), by delivering to the Company a share certificate or certificates representing the Surrendered Shares, duly endorsed for transfer in blank, signatures medallion guaranteed. The Shareholder shall deliver the Surrendered Shares to the Company within ten
(10) business days of the date of this Agreement for the sole purpose of retiring the Surrendered Shares.

2. In addition to the Surrendered Shares, the Shareholder hereby agrees 500,000 of the Company's common stock (the "Holdback Shares") are subject to surrender to the Company as follows:

            (a) In the event that all of the conditions set forth in Schedule A hereto are not satisfied within twelve (12) months of the date of this Agreement, then the Company

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            shall have the right to receive 125,000 of the Holdback Shares.

            (b) In the event that the Company does not enter into a license agreement relating to the RGB Assets (defined in Schedule A) which generates revenue for the Company within twelve (12) months from the date of this Agreement, then the Company shall have the right to receive 125,000 of the Holdback Shares.

            (c) In the event that the Company does not file at least five (5) patent applications relating to the RGB Assets (defined in Schedule
            A) within twelve (12) months from the date of this Agreement, then the Company shall have the right to receive 125,000 of the Holdback Shares.

            (d) In the event that the Company does not generate revenue of at least three million dollars ($3,000,000) (calculated in accordance with generally accepted accounting principles in the United States) derived from the RGB Assets (defined in Schedule A) within the twenty-four (24) months following the date of this Agreement, then the Company shall have the right to receive 125,000 of the Holdback Shares.

3. The Company shall use reasonable commercial efforts to facilitate achieving each of the milestones described in Section 2. If at any time during the twenty-four (24) months following the date of this Agreement, the Shareholder believes the Company has not used reasonable commercial efforts to facilitate achieving any of the milestones described in Section 2 solely as it relates to Holdback Shares that have not been surrendered to the Company (or cash paid in lieu of surrendering such Holdback Shares pursuant to Section 5 of this Agreement), then the Shareholder shall deliver written notice of such belief to the Company's Board of Directors ("Board"). Such written notice shall specify in reasonable detail the facts and circumstances giving rise to such belief, together with any documented evidence of the basis for the Shareholder's belief. After receipt of such notice, the Board shall have thirty (30) calendar days to remedy the allegations described in the written notice to the Shareholder's satisfaction. If the Company does not remedy any such allegations to the Shareholder's satisfaction, then the Company and the Shareholder agree to submit disputes between them relating to Section 2 to arbitration as follows. If the Shareholder fails to provide written notice to the Company as described above, recovery on the Shareholder's dispute will be barred. Arbitration will be conducted in San Diego County, California pursuant to the Commercial Rules of the American Arbitration Association ("AAA"), as modified herein. The arbitration shall be conducted by one (1) arbitrator chosen in accordance with the rules of the AAA. Unless the arbitrator finds that exceptional circumstances require otherwise, the arbitrator will grant the prevailing party in arbitration its costs of arbitration and reasonable attorneys' fees as part of the arbitration award. Either party will be entitled to receive in any court of competent jurisdiction injunctive, preliminary or other equitable relief, in addition to damages, including court costs and fees of attorneys and other professionals, to remedy any actual or threatened violation of its rights with respect to which arbitration is not required hereunder. The parties incorporate the provisions of California Code of Civil Procedure Section 1283.05 into this Agreement and make those provisions part of and applicable to any arbitration arising under this Agreement.

4. The Shareholder hereby grants the Company a second priority security interest in the Holdback Shares to secure the Shareholder's obligations pursuant to
Section 2 of this Agreement. The Shareholder hereby agrees to execute and deliver to the Company such additional agreements and documents reasonably necessary or advisable to accomplish the purposes of this Section 4.

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Retirement of Shares

5. The Company agrees to retire the Surrendered Shares and such Holdback Shares which are later surrendered to the Company, which Surrendered Shares and Holdback Shares shall become authorized but unissued shares; provided however, that as to the Holdback Shares which are subject to surrender pursuant to
Section 2, the Shareholder shall have an option to retain such Holdback Shares by paying the Company within thirty (30) days of the date of the event triggering the obligation to surrender such Holdback Shares a sum equal to the number of shares subject to surrender times a price per share determined by taking the average closing price per share for the ninety (90) trading days preceding the date of this Agreement.

Release

6. The Company hereby agrees to release and discharge the Shareholder, his heirs, executors, administrators, successors and assigns (the "Releasees") from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, controversies, agreements, promises, damages, judgments, claims and demands whatsoever, in law or equity, against the above-named Releasees which the Company, its subsidiaries, successors, officers, directors, past and present employees, insurers and assigns ever had, now have or hereafter can, shall or may have, for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement. With respect to the release contained herein, it is acknowledged and admitted by the Company that it has been informed of the provisions of Section 1542 of the Civil Code of the State of California, and does hereby expressly waive and relinquish all rights and benefits which it has or may have under said section, or any comparable law under any other jurisdiction. Said section reads as follows:

      "A general release does not extend to claims which the creditors does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

7. The Company hereby agrees to support the Shareholder and use commercially reasonable efforts to facilitate the Shareholder in obtaining a general release from all of the participants in the Company's most recent private placement which efforts shall include contacting all such participants behalf of the Shareholder; provided however, that the Company shall not be in breach of this Agreement if despite the devotion of its commercially reasonable efforts it is not able to obtain such releases.

8. The Shareholder hereby agrees to release and discharge the Company, its subsidiaries, successors, officers, directors, past and present employees, insurers and assigns (the "Releasees") from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, controversies, agreements, promises, damages, judgments, claims and demands whatsoever, in law or equity, against the above-named Releasees which the Shareholder, his heirs, executors, administrators, successors and assigns ever had, now have or hereafter can, shall or may have, for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement. With respect to the release contained herein, it is acknowledged and admitted by the Company that it has been informed of the provisions of Section 1542 of the Civil Code of the State of California, and does hereby expressly waive and relinquish all rights and benefits which it has or may have under said section, or any comparable law under any other jurisdiction. Said section reads as follows:

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      "A general  release does not extend to claims which the creditors does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

Conditions Precedent

9. All transactions contemplated herein shall be deemed to be conditions precedent to all other transactions contained herein and shall be deemed to occur simultaneously.

10. All terms of this Agreement are subject to and conditioned upon termination of: (a) that certain Escrow Agreement made as of June 7, 2005 by and among the Company, B Tech Ltd., Massimo Ballerini, Emanuele Boni, the Shareholder and Sichenzia Ross Friedman Ference LLP (the "RGB Escrow Agreement"); and (b) that certain Irrevocable Proxy signed by the Shareholder dated May 28, 2005 in favor of Milton "Todd" Ault, III.

11. All terms of this Agreement are subject to and conditioned upon approval by the Company's Board.

Representations and Warranties

12. The Shareholder represents and warrants to the Company that he is the owner of the Surrendered Shares and that he has good and marketable title to the Surrendered Shares and that the Surrendered Shares are free and clear of all liens, security interests or pledges of any kind whatsoever.

Positions

13. Shareholder agrees that during the two years following the execution of this Agreement, he: (a) will not seek to be employed as an employee by the Company; and (b) will not seek or assume a position on the Company's Board of Directors.

General

14. Each of the parties will execute and deliver such further and other documents and do and perform such further and other acts as any other party may reasonably require to carry out and give effect to the terms and intention of this Agreement.

15. Time is expressly declared to be the essence of this Agreement.

16. The provisions contained herein constitute the entire agreement among the Company and the Shareholder respecting the subject matter hereof and supersede all previous communications, representations and agreements, whether verbal or written, among the Company and the Shareholder with respect to the subject matter hereof.

17. This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

18. This Agreement is not assignable without the prior written consent of the parties hereto.

19. This Agreement may be executed in counterparts, each of which when executed by any party will be deemed to be an original and all of which counterparts will together constitute one and the same Agreement. Delivery of executed copies of this Agreement by telecopier will constitute proper delivery, provided that originally executed counterparts are delivered to the parties within a reasonable time thereafter.

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20.  Each  provision  of this  Agreement  will be valid and  enforceable  to the fullest extent permitted by law. If any provision of this Agreement or the application of the provision to any person or circumstance will, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of the provision to persons or circumstances other than those as to which it is held invalid or unenforceable, will not be affected by such invalidity or unenforceability, unless the provision or its application is essential to this Agreement.

21. This Agreement will be governed by and construed in accordance with the laws of the State of California. For purposes of venue and jurisdiction, this Agreement will be deemed made and to be performed in San Diego County, California. Venue for all purposes will lie exclusively with the state and federal courts located in San Diego County, California.



                            [SIGNATURE PAGE FOLLOWS]

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      IN WITNESS  WHEREOF the parties have executed this Agreement  effective as of the day and year first above written.


                                              IPEX INC.


                                              By: /s/ Gerald Beckwith
                                              -------------------------------
                                              Name: Gerald Beckwith
                                              Title: Chief Executive Officer


                                              /s/ Wolfgang Grabher
                                              -------------------------------
                                              Wolfgang Grabher

                                              Dec. 14, 2005

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                                   Schedule A
                                   Conditions


      The below conditions relate to certain assets (the "RGB Assets") purchased by the Company pursuant to: (a) that certain Purchase Agreement dated June 7, 2005 by and between the Company, RGB Channel SRL, Emanuele Boni, Massimo Ballerini and B Tech Ltd.; and (b) that certain Purchase Agreement dated June 7, 2005 by and between the Company, B Tech Ltd., Massimo Ballerini and Emanuele Boni.

      1. The Company shall have received two written reports, prepared by an independent third party chosen in the sole discretion of the Chief Executive Officer of the Company, the first such written report validating the RGB Assets (as determined by the board of directors of the Company) as transferred to the Company, and the second such written report validating the RGB Assets (as determined by the board of directors of the Company) as thereafter enhanced by the Company; and

      2. The Company shall have received a written report, prepared by an intellectual property attorney (Fish & Richardson, LLP or a firm that is equally qualified as determined by the board of directors of the Company) chosen by the board of directors of the Company, validating the software portion of the RGB Assets (as determined by the board of directors of the Company) as transferred to the Company.